Exhibit 99.1

American Strategic Investment Co (NYSE: NYC) Second Quarter Earnings Call

Executives

Michael Weil - President & CEO

Christopher Masterson – CFO

Operator

Good morning and welcome to the American Strategic Investment Company's Second Quarter Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Curtis Parker, Senior Vice President. Please go ahead.

Curtis

Thank you. Good morning, everyone and thank you for joining us for our Second Quarter 2023 Earnings Call. This event is being webcast in the Investor Relations section of our website. Joining me today on the call to discuss the quarter's results are Michael Weil, American Strategic Investment Company's Chief Executive Officer, and Chris Masterson, the Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K filed for the year ended December 31, 2022, filed on March 16, 2023, and all subsequent SEC filings for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, the Company disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release which is posted on our website at www.americanstrategicinvestment.com. Please also refer to our earnings release for more detailed information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I will now turn the call over to Michael Weil, Chief Executive Officer. Please go ahead, Mike.

Mike Weil

Thanks, Curtis. Good morning and thank you all for joining us today. The second quarter was extremely productive, as our ongoing focus on leasing activity throughout our portfolio continued to produce positive results. We signed four new leases during the second quarter that totaled over 26,000 square feet that will generate $1.5 million of straight-line rent. As a result, we grew in-place occupancy to 85.1% from 84.0% at the end of the prior quarter, a 110 basis point increase in just three months. Our portfolio weighted average remaining lease term was 6.8 years, as over 40% of our leases extend beyond the year 2030, which we believe increases the stability of the real estate we own. Of our Top 10 tenants, 79% are what we consider to be investment grade, showing the quality of our tenant roster. These tenants had a remaining lease term of 9.1 years, providing further stability in our portfolio.

We executed two leases during the second quarter that I'd like to highlight because we believe they illustrate the strength of our leasing platform. The first is a lease expansion with an existing tenant at 9 Times Square. The expansion doubled this tenant's occupancy in the building to over 17,500 feet. Accordingly, we doubled the annual SLR from this tenant by $500,000 to $1.0 million. There are six years of lease term on the expansion, which matches the expiration date of the original lease. Second, at 8713 Fifth Avenue in Brooklyn, we executed a ten-year lease renewal with one of the largest healthcare systems in the Northeast. From a financial standpoint, this transaction maintained the current annual straight-line rent and required no leasing commission. We will maintain our proactive leasing approach, as our portfolio management expertise and strong tenant relationships have led to increased occupancy for two quarters in a row and our highest occupancy rate since the fourth quarter of 2020.

Our asset management approach contributes to the long-term strength of our $834 million, 1.2 million square foot portfolio of New York City real estate. Our portfolio consists of eight office and retail condominiums, all located New York City, primarily in Manhattan. We have built a pure-play New York City portfolio featuring a number of large, investment grade tenants including Weill Cornell Medical, CVS, and government agencies. Across our portfolio, 37% of our tenant base operates in resilient industries, including government agencies and financial firms.

Touching on the quarterly results, the efforts of our asset and property management teams resulted in Adjusted EBITDA more than doubling and Cash NOI growth of 7.7% compared to the prior year. The increases were achieved through a reduction in G&A and operating expenses, coupled with our ongoing leasing success. Compared to the first quarter, Adjusted EBITDA grew by almost 47% and Core FFO increased by $0.54 per share.

On the balance sheet, our debt was 100% fixed rate, including debt that is swapped to fixed rate, with an attractive weighted-average effective interest rate of 4.4% and a weighted-average maturity of 3.7 years. Our financing is very attractive in the current lending environment, and we are pleased that we have no maturities this year and limited maturities through 2025, insulating us from the refinancing risk that other New York City building owners have been experiencing. Our net leverage was a modest 41%.

We are committed to strengthening our existing portfolio of real estate assets as we explore additional income-generating investments. In recent years we have taken advantage of opportunities to invest in the long-term future of our portfolio, and we believe that expanding the scope of our assets is the next step forward for the company.

With that, I'll turn it over to Chris Masterson to go over the second quarter results. Chris?

Christopher Masterson

Thanks Mike. Second quarter 2023 revenue was $15.8 million, compared to $16.2 million in the second quarter of 2022 and up incrementally from $15.5 million in the first quarter 2023, as newly commenced leases began to pay rent. The company's second quarter GAAP net loss attributable to common stockholders was $10.9 million, compared to a net loss of $13.0 million in the second quarter of 2022.

For the second quarter of 2023, Adjusted EBITDA increased by $2.1 million, or 219%, to $3.0 million compared to $0.9 million in 2022. Cash net operating income increased by $0.6 million, or 7.7%, to $7.5 million from $6.9 million in the second quarter of 2022. Our FFO attributable to common stockholders was a negative $4.0 million. Core FFO improved to negative $1.7 million, or negative $0.74 per share. As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release and quarterly supplemental and on our website.

At quarter end, we had a relatively conservative balance sheet based on our Net Leverage of 41%, a weighted-average interest rate of 4.4%, and almost four years of weighted-average debt maturity. We have limited debt maturities through 2025 and none this year. As we have previously discussed, all of our debt is fixed-rate or swapped to fixed rate, after we locked in interest rates while they were broadly at historic lows.

I'll turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Chris.

We executed on our leasing pipeline last quarter, driving occupancy up 1.1% to 85.1% and adding $1.5 million in annualized straight-line rent. Our new leasing and lower operating expenses resulted in quarter-over-quarter growth in Adjusted EBITDA and Cash NOI. We believe the long-term lease extensions and expansions we signed this quarter signal our tenants' commitments to the properties we own in New York City, and we remain focused on maximizing the value of these properties through our continued proactive asset management strategy.

In May, we announced that upon the completion of a proposed merger between Global Net Lease and the Necessity Retail REIT, Chris and I would resign our positions as CFO and CEO of ASIC. As such, this may be the last time that Chris and I get to discuss the company's results with you. We'd like to thank you for your insight, support, and ownership of ASIC over the years and we take great comfort leaving the company in the hands of Michael Anderson and Joe Marnikovic, who we have recommended to the board for the positions of CEO and CFO, respectively. Michael and Joe have both been long-time employees of our advisor, AR Global. Michael started with us in 2013 and has risen to become AR Global's general counsel. Joe joined us in 2017 and currently serves as AR Global's CFO. I believe I speak for Michael, Joe and the board when I say that we are excited about the opportunities ahead of us. Thank you for joining us today. Operator, please open the lines for questions.

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